UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KERRISDALE MINING CORPORATION
---------------------------------------------------------------
(Exact name of registrant as specified in its charter.)

Nevada	98-0557582
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

750 West Pender Street, Suite 804
Vancouver, British Columbia, Canada	V6C 2T7
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange of which each class is to
be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:  SEC File No. 333-147698

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 if the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The following sets forth a description of the authorized common stock of Kerrisdale Mining Corporation (the “Registrant”), and other provisions of the Registrant’s Articles of Incorporation, as amended, and the Registrant’s Bylaws of Kerrisdale Mining Corporation, as amended, related to the Registrant’s common stock.  Registrant filed its Articles of Incorporation (“Articles”) with the State of Nevada’s Secretary of State on December 19, 2006, under the name “Kerrisdale Mining Corporation”, and subsequently amended the Articles by filing a Certificate of Amendment to the Articles of Incorporation (“Certificate of Amendment”) with the State of Nevada’s Secretary of State on July 14, 2008 to amend the Registrant’s authorized shares of capital stock.  The Registrant’s Bylaws were amended on July 9, 2008.

The Registrant’s authorized common stock consists of 500,000,000 shares of common stock with a par value of $0.001 per share.  As of July 23, 2008, there were 4,200,000 shares of Registrant’s common stock issued and outstanding owned by approximately 31 stockholders of record.

Holders of the Registrant’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Holders of a majority of the shares voting for the election of directors can elect all of the directors.  Holders of Registrant’s stock representing a majority of the voting power of Registrant’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Registrant’s stockholders.  A vote by the holders of a majority of Registrant’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger, or an amendment to Registrant’s Articles of Incorporation.  Common and preferred stock do not vote as separate classes.   Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock.  Holders of Registrant’s common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to Registrant’s common stock.

The Registrant’s board of directors is authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more classes or one or more series within any class and with such classes or series having full, limited, multiple, fractional or no voting powers and such designations, preferences, limitations, privileges, qualifications, as well as dividend, conversion, liquidation, voting, and other special or relative rights as shall be determined by the Registrant’s board of directors.

The Registrant’s Articles and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Registrant.  These provisions have the following effects: they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors.  The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Registrant.  The Articles also allow the Registrant to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.  In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well.

The description above of the Registrant’s common stock and the related key provisions of the Articles, the Certificate of Amendment and the Bylaws, as amended, are qualified in their entirety by reference to the full text of these documents, copies of which were attached as Exhibits 3.1 and 3.2 to the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission (“SEC”), SEC file no. 333-147698, on November 28, 2007 and Exhibits 3.3 and 3.4 of the Registrant’s Current Report on Form 8-K filed on July 15, 2008 and are incorporated by reference herein.

ITEM 2.     EXHIBITS

Unless otherwise specified in the footnotes below, the following exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement, as amended (SEC file no. 333-147698), that was initially filed with the SEC on November 28, 2007.  Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit Number	Description

3.1	Articles of Incorporation
3.2	Bylaws of Kerrisdale Mining Corporation
3.3	Text of Amendments to the Bylaws of Kerrisdale Mining Corporation (1)
3.4	Certificate of Amendment to the Articles of Incorporation of Kerrisdale Mining Corporation dated July 14, 2008 (2)
4.1	Sample Share Certificate
10.1	Agreement dated on April 27, 2007 with John Morita to hold Kerrisdale Property in Trust

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(1)	Incorporated by reference to Exhibit 3.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on July 15, 2008.
(2)	Incorporated by reference to Exhibit 3.4 filed with the Company’s Current Report on Form 8-K filed with the SEC on July 15, 2008.

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SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 29, 2008	KERRISDALE MINING CORPORATION

	By:	/s/ John S. Morita
John S. Morita
Chief Executive Officer